Exhibit 10.17

SECOND AMENDMENT

TO THE

MATADOR RESOURCES COMPANY

2012 LONG-TERM INCENTIVE PLAN

March 8, 2013

This SECOND AMENDMENT TO THE MATADOR RESOURCES COMPANY 2012 LONG-TERM INCENTIVE PLAN (this “Amendment”), is made and entered into by Matador Resources Company, a Texas corporation (the “Company”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Matador Resources Company 2012 Long-Term Incentive Plan (the “Plan”).

RECITALS

WHEREAS, Article 9 of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan at any time; and

WHEREAS, the Board desires to amend the Plan to clarify the permitted methods of tax withholding on awards granted pursuant to the Plan.

NOW, THEREFORE, in accordance with Article 9 of the Plan, effective as of the date hereof, the Board hereby amends the Plan as follows:

1. Section 15.6 of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 15.6:

15.6 Tax Requirements. The Company or, if applicable, any Subsidiary (for purposes of this Section 15.6, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any Federal, state, local or other taxes required by law to be withheld in connection with an Award granted under this Plan. The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to the Award. Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock. Such payment may be made (i) by the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding obligations of the Company; (ii) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior to the date of exercise, vesting or conversion of the Award, as applicable, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required federal, state and local tax withholding amounts (as determined by the Company); (iii) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the exercise, vesting, or conversion of the Award, as applicable, which shares so withheld have an aggregate fair market value that equals (but does not exceed) the minimum statutory federal, state, and local tax withholding amounts (as determined by the

Company); or (iv) any combination of (i), (ii) or (iii) or any other method consented to by the Company in writing. The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant. The Committee may in the Award Agreement impose any additional tax requirements or provisions that the Committee deems necessary or desirable.

2. Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

[Signature page to follow]

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

MATADOR RESOURCES COMPANY

By:	/s/ David E. Lancaster
Name:	David E. Lancaster
Title:	Executive Vice President

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